Exhibit 99.1
CONSENT OF GREENHILL & CO., LLC
     We hereby consent to the use of our opinion letter dated July 8, 2009 to the Board of Directors of Validus Holdings, Ltd. (“Validus”) included as Annex C to the joint proxy statement/prospectus which forms a part of Amendment No. 6 to the Registration Statement on Form S-4 of Validus relating to the proposed transaction involving Validus, IPC Holdings, Ltd. and Validus Ltd. and to the references to such opinion in such joint proxy statement/prospectus under the captions “Summary— Opinion of Greenhill & Co., LLC, Financial Advisor to Validus’ Board”, “The Amalgamation—Background”, “The Amalgamation—Reasons Why Validus’ Board of Directors Recommends Approval of the Share Issuance” and “The Amalgamation—Opinion of Greenhill & Co., LLC, Financial Advisor to Validus’ Board.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Greenhill & Co., LLC

GREENHILL & CO., LLC
New York, New York
August 3, 2009